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                                                                    EXHIBIT 12.1

                          STATEMENT ON COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                      Year Ended December 31,
                                        ----------------------------------------------------
                                         1996       1997       1998       1999       2000
                                        -------   --------   --------   --------   ---------
(in thousands)
COMPUTATION OF EARNINGS:
-----------------------
Pretax income before adjustment
  for minority interests in
  consolidated subsidiaries and
  income or loss from equity
  investees .........................   $21,219   $ 37,340   $ 48,133   $121,623   $ 521,683
Fixed charges .......................    48,672     72,718    100,015    153,268     331,023
Amortization of capitalized
  interest ..........................        --         --        136        331         447
Distributed income of equity
  investees .........................     1,274     21,042     27,717     43,318      29,979
Interest capitalized ................        --     (6,200)    (7,000)   (47,300)   (206,973)
Minority interest in pretax income
  of subsidiaries that have not
  incurred fixed charges ............        --         --         --        265        (895)
                                        -------   --------   --------   --------   ---------
Total earnings ......................   $71,165   $124,900   $169,001   $271,505   $ 675,264
                                        =======   ========   ========   ========   =========

COMPUTATION OF FIXED CHARGES:
----------------------------
Interest expensed and capitalized ...   $45,294   $ 67,666   $ 93,726   $138,462   $ 263,673
Estimate of interest within rental
  expense ...........................     3,378      5,052      6,289     12,241      23,140
Distributions on HIGH TIDES .........        --         --         --      2,565      44,210
                                        -------   --------   --------   --------   ---------
Total fixed charges .................   $48,672   $ 72,718   $100,015   $153,268   $ 331,023
                                        =======   ========   ========   ========   =========
Ratio of earnings to fixed charges ..      1.46x      1.72x      1.69x      1.77x       2.04x
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